SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                                FORM 8-K



                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  February 16, 1994


                            COMSAT Corporation
           (Exact name of Registrant as specified in Charter)



   District of Columbia            1-4929                 52-0781863
- ----------------------------     -----------           ---------------
(State or other jurisdiction     (Commission           (IRS Employer
     of incorporation            File Number)            Identifi-
                                                        cation Number)



 6560 Rock Spring Drive, Bethesda, MD                 20817
 ------------------------------------              ----------
(Address of principal executive offices)           (Zip Code)



Registrant s telephone number, including area code:  (301) 214-3000



        ___________________________________________________________
       (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

         (a)  Financial Statements

              1.   Consolidated Financial Statements of COMSAT
                   Corporation

                   a.   Independent Auditors  Report

                   b.   Consolidated Financial Statements of
                        COMSAT Corporation and Subsidiaries

                        (i)   Consolidated Income Statements for
                              the Years Ended December 31, 1993,
                              1992 and 1991.

                        (ii)  Consolidated Balance Sheets as of
                              December, 31, 1993, 1992 and 1991.

                        (iii) Consolidated Cash Flow
                              Statements for the Years Ended
                              December 31, 1993, 1992 and 1991.

                        (iv)  Statements of Changes in
                              Consolidated Stockholders' Equity
                              for the Years Ended December 31,
                              1993, 1992 and 1991.

                        (v)   Notes to Consolidated Financial
                              Statements for Each of the Three
                              Years in the Period Ended December
                              31, 1993.

INDEPENDENT AUDITORS  REPORT


To the Shareholders of
COMSAT Corporation:


We have audited the accompanying consolidated balance sheets of COMSAT Corporation and its subsidiaries as of December 31, 1993, 1992 and 1991 and the related consolidated statements of income, cash flow and changes in stockholders equity for the years then ended. These financial statements are the responsibility of the Corporation s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation and its subsidiaries at December 31, 1993, 1992 and 1991 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements, in 1991 the Corporation changed its method of accounting for postretirement health and life insurance benefits to conform with Statement of Financial Accounting Standards No. 106. Also, as discussed in Note 11 to the consolidated financial statements, in 1993 the Corporation changed its methods of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.



DELOITTE & TOUCHE
Washington, D.C.
February 16, 1994

                          COMSAT CORPORATION AND SUBSIDIARIES
                            CONSOLIDATED INCOME STATEMENTS
                 For the Years Ended December 31, 1993, 1992, and 1991
                       (In thousands, except per share amounts)

                                                1993         1992         1991

Revenues                                    $  640,390   $  563,615   $  522,850
                                            ----------   ----------   ----------
Operating Expenses:
  Cost of Services                             328,727      272,351      245,187
  Depreciation and Amortization                138,359      127,337      110,260
  Research and Development                      13,387       15,293       17,548
  General and Administrative                    21,819       21,168       22,382
  Provision for Restructuring                        -       38,961            -
                                            ----------   ----------   ----------
  Total Operating Expenses                     502,292      475,110      395,377
                                            ----------   ----------   ----------
Operating Income                               138,098       88,505      127,473

Other Income (Expense), Net                      8,310        3,138       (6,407)

Interest Income                                    997          811        1,641

Interest Cost                                  (45,117)     (46,172)     (46,941)

Interest Capitalized                            22,197       20,481       27,307
                                            ----------   ----------   ----------
Income Before Taxes and Cumulative
  Effect of Accounting Changes                 124,485       66,763      103,073
Income Tax Expense                             (50,441)     (23,839)     (31,649)
                                            ----------   ----------   ----------
Income Before Cumulative
  Effect of Accounting Changes                  74,044       42,924       71,424
Cumulative Effect of Accounting Change for
  Postretirement Benefits, net of $13,707
  tax                                                -            -      (26,607)
Cumulative Effect of Accounting Change for
  Income Taxes                                   1,238            -            -
                                            ----------   ----------   ----------
Net Income                                  $   75,282   $   42,924   $   44,817
                                            ==========   ==========   ==========

Earnings Per Share:
  Primary:
   Before Cumulative Effect of Accounting   $     1.82   $     1.09   $     1.88
   Cumulative Effect of Accounting Changes        0.03            -        (0.70)
                                            ----------   ----------   ----------
   Net Income                               $     1.85   $     1.09   $     1.18
                                            ==========   ==========   ==========

  Fully Diluted:
   Before Cumulative Effect of Accounting   $     1.82   $     1.09   $     1.80
   Cumulative Effect of Accounting Changes        0.03            -        (0.63)
                                            ----------   ----------   ----------
   Net Income                               $     1.85   $     1.09   $     1.17
                                            ==========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                     COMSAT CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                     DECEMBER 31, 1993, 1992, and 1991
                              (In thousands)



                                          1993          1992          1991
ASSETS
Current Assets:
  Cash and Cash Equivalents           $     8,794   $     3,857   $     6,868
  Receivables                             143,347       135,558       109,359
  Deferred Income Taxes                     8,769        12,322        11,502
  Other                                    17,572        13,477         8,419
                                      -----------   -----------   -----------
  Total Current Assets                    178,482       165,214       136,148
                                      -----------   -----------   -----------

Property and Equipment                  1,308,167     1,244,947     1,171,594
Investments                                19,493        14,838        31,256
Goodwill                                   30,778        22,733             -
Franchise Rights                           41,084        43,049             -
Other Assets                               74,511        52,062        30,548
                                      -----------   -----------   -----------

  Total Assets                        $ 1,652,515   $ 1,542,843   $ 1,369,546
                                      ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long-
    Term Obligations                  $    74,904   $     1,506   $    94,305
  Commercial Paper                         43,233        47,795             -
  Accounts Payable and Accrued
    Liabilities                            97,329        77,803        52,818
  Due to Related Parties                   56,601        34,101        26,089
  Accrued Interest                          5,231         5,746        13,262
  Income Taxes Payable                        542         2,570         4,636
                                      -----------   -----------   -----------
  Total Current Liabilities               277,840       169,521       191,110
                                      -----------   -----------   -----------

Long-Term Debt                            402,402       486,383       382,764
Deferred Income Taxes                      79,990        61,513        57,013
Deferred Investment Tax Credits            22,151        27,201        29,912
Accrued Postretirement Benefit Costs       50,014        47,053        40,346
Other Long-Term Liabilities               119,393       115,843        83,415
Commitments and Contingencies
  (Notes 6,7 and 14)                            -             -             -
Minority Interest                          21,373        14,197             -

Stockholders' Equity:
  Common Stock, without par value,
   100,000 shares authorized,
   40,226 shares outstanding in 1993,
   39,317 in 1992 and 38,092 in 1991      281,371       268,334       256,425
  Preferred Stock 5,000 shares
   authorized, no shares issued
   or outstanding                               -             -             -
  Retained Earnings                       421,833       376,128       360,331
  Treasury Stock, at cost,
   1,348 shares in 1993,
   2,103 in 1992 and 3,162
   in 1991                                (13,311)      (20,433)      (29,842)
  Unearned Compensation,
   Key Employee Stock Plan                 (8,240)       (2,897)       (1,928)
  Minimum Pension Liability                (2,301)            -             -
                                      -----------   -----------   -----------
  Total Stockholders' Equity              679,352       621,132       584,986
                                      -----------   -----------   -----------

  Total Liabilities and
   Stockholders' Equity               $ 1,652,515   $ 1,542,843   $ 1,369,546
                                      ===========   ===========   ===========

The accompanying notes are an integral part of these financial

                            COMSAT CORPORATION AND SUBSIDIARIES
               STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 1993, 1992, and 1991
                                    (In thousands)

                                                                                                        Unearned
                                                                                           Minimum    Compensation,
                                  Shares      Shares       Common   Retained   Treasury    Pension    Key Employee
                                  Issued   Outstanding     Stock    Earnings     Stock    Liability    Stock Plan
Balance at
December 31, 1990                 41,029      37,597    $ 251,459  $ 340,827  $ (32,386)  $     0      $ (1,836)

Net Income                                                            44,817
Cash Dividends
  ($0.67 per share)                                                  (25,313)
Exercise of Stock Options
  and Restricted Stock Units                     136          477                 1,279
Stock Options and Restricted
  Stock Awarded                                  134        2,481                 1,265                  (3,746)
Amortization of Key
  Employee Stock
  Plan Expense                                                                                            3,654
Shares Issued Under
  Employee Stock
  Purchase Plan                      225         225        2,008
                                --------    --------     --------   --------   --------   -------      --------
Balance at
December 31, 1991                 41,254      38,092      256,425    360,331    (29,842)        0        (1,928)

Net Income                                                            42,924
Cash Dividends
  ($0.70 per share)                                                  (27,127)
Exercise of Stock Options
  and Restricted Stock Units                     991        5,067                 8,789
Stock Options and Restricted
  Stock Awarded                                   68        4,278                   620                  (4,898)
Amortization of Key
  Employee Stock
  Plan Expense                                                                                            3,929
Shares Issued Under
  Employee Stock
  Purchase Plan                      166         166        2,564
                                --------    --------     --------   --------   --------   -------      --------
Balance at
December 31, 1992                 41,420      39,317      268,334    376,128    (20,433)        0        (2,897)

Net Income                                                            75,282
Cash Dividends
  ($0.74 per share)                                                  (29,577)
Exercise of Stock Options
  and Restricted Stock Units                     407        1,018                 3,810
Restricted Stock Awarded                         348        5,322                 3,312                  (8,634)
Amortization of Key
  Employee Stock
  Plan Expense                                                                                            3,291
Shares Issued Under
  Employee Stock
  Purchase Plan                      154         154        3,153
Tax Benefit on Exercise
  of Stock Options                                          3,544
Minimum Pension
  Liability Adjustment                                                                     (2,301)

Balance at                      --------    --------     --------   --------   -------    -------      --------
December 31, 1993                 41,574      40,226     $281,371   $421,833  $(13,311)   $(2,301)     $ (8,240)


The accompanying notes are an integral part of these financial statements.

                      COMSAT CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED CASH FLOW STATEMENTS
             For the Years Ended December 31, 1993, 1992, and 1991
                                 (In thousands)


                                                      1993           1992           1991
Cash Flows from Operating Activities:
  Net Income                                      $   75,282     $   42,924     $   44,817
  Adjustments for Noncash Expenses:
    Depreciation and Amortization                    138,359        127,337        110,260
    Cumulative Effect of Accounting Changes,          (1,238)             -         26,607
    Provision for Restructuring                            -         38,961              -
  Changes in Operating Assets and Liabilities:
    Receivables and Other Current Assets             (10,918)       (31,266)         9,887
    Current Liabilities                               37,552         (7,835)        13,805
    Non-current Liabilities                           26,196         44,508         34,545
  Other                                               (5,528)         2,485         15,862
                                                  ----------     ----------     ----------
Net Cash Provided by Operating Activities            259,705        217,114        255,783
                                                  ----------     ----------     ----------

Cash Flows from Investing Activities:
  Purchase of Property and Equipment                (230,241)      (219,468)      (257,976)
  Decrease in INTELSAT Ownership                      16,442         19,760         17,582
  Decrease (Increase) in Inmarsat Ownership            4,771            886            (42)
  Investments in Unconsolidated Businesses           (13,737)       (10,268)       (21,335)
  Purchase of Minority Shares of Subsidiaries        (12,606)             -              -
  Purchase of Subsidiaries, net of $11,655
   cash acquired                                           -         (5,321)             -
  Other                                                  508         (7,452)        (4,489)
                                                  ----------     ----------     ----------
Net Cash Used in Investing Activities               (234,863)      (221,863)      (266,260)
                                                  ----------     ----------     ----------

Cash Flows from Financing Activities:
  Common Stock Issued                                  7,952         16,420          3,764
  Proceeds from Issuance of Subsidiary's
   Common Stock                                       11,582              -              -
  Cash Dividends Paid                                (29,577)       (27,127)       (25,313)
  Proceeds from Issuance of Long-term Debt            32,745        201,454         75,000
  Repayment of Long-term Debt                        (38,045)      (232,439)        (1,366)
  Net Short-term Borrowings (Repayments)              (4,562)        43,642        (36,247)
  Other                                                    -           (212)          (850)
                                                  ----------     ----------     ----------
Net Cash Provided by (Used for) Financing
  Activities                                         (19,905)         1,738         14,988
                                                  ----------     ----------     ----------

Net Increase (Decrease) in Cash and
  Cash Equivalents                                     4,937         (3,011)         4,511
Cash and Cash Equivalents, Beginning of Year           3,857          6,868          2,357
                                                  ----------     ----------     ----------
Cash and Cash Equivalents, End of Year            $    8,794     $    3,857     $    6,868
                                                  ==========     ==========     ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest Paid, net of amount capitalized        $   25,332     $   29,678     $   19,145
  Income Taxes Paid                               $   22,074     $   21,180     $   14,206
  Noncash Financing of Inmarsat Satellites        $    6,200     $   12,480     $   24,268



The accompanying notes are an integral part of these financial statements.

                 COMSAT CORPORATION AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR EACH OF THE THREE YEARS IN THE PERIOD
                         ENDED DECEMBER 31, 1993




1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies that have guided the preparation of these financial statements are:

         Principles of Consolidation

         Accounts of COMSAT Corporation and its majority-owned subsidiaries (the corporation) have been consolidated.
         Significant intercompany transactions have been eliminated.

         The corporation has consolidated its share of the accounts of the International Telecommunications Satellite Organization (INTELSAT), Inmarsat and the MARISAT Joint Venture (MARISAT). The corporation's ownership interests in INTELSAT and Inmarsat are based primarily on the corporation's usage of these systems. As of December 31, 1993, the corporation owned 20.9% of INTELSAT, 23.0% of Inmarsat and 86.3% of MARISAT.

         The corporation's investments in the Denver Nuggets Limited Partnership (the Nuggets) and On Command Video Corporation
         (OCV) (see Note 4) were accounted for using the equity method until the third quarter of 1992. Since July 1992, the accounts of these investments have been consolidated in the accompanying financial statements. The interest of other shareholders in the net assets of OCV is shown as Minority Interest in the accompanying balance sheet. The minority interest share of the net income of OCV, which is not significant, is included in Other Income (Expense).

         Revenue Recognition

         Revenue from satellite services is recognized over the period during which the satellite services are provided. Revenue from technical and other service contracts is accounted for using the percentage-of-completion method. Revenue from other services is recorded as services are provided.

         Income Taxes and Investment Tax Credits

         The corporation adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. This accounting standard requires the use of the asset and liability approach for financial accounting and reporting for income taxes.

         The provision for income taxes includes taxes currently payable and those deferred because of differences between the financial statement and tax bases of assets and liabilities. The corporation has earned investment tax credits on certain INTELSAT and Inmarsat satellite costs. These tax credits have been deferred and are being recognized as reductions to the tax provision over the estimated service lives of the related assets.

         Earnings Per Share

         Primary earnings per share are computed using the average number of shares outstanding during each period, adjusted for outstanding stock options and restricted stock units. Fully diluted earnings per share also assume the conversion of the corporation's convertible debentures, which were redeemed in March 1992 (see Note 5). The calculation of the weighted average number of shares outstanding and all per share amounts have been adjusted for a two-for-one stock split on June 1, 1993 (see Note 8). The weighted average number of shares for each year is:

         In thousands              1993      1992      1991
         --------------------------------------------------
         Primary                 40,708    39,347    38,069
         Fully Diluted           40,770    40,763    42,767


         Goodwill

         The balance sheet includes goodwill related primarily to the acquisitions of OCV and the Nuggets. Nuggets goodwill is amortized over 25 years and OCV goodwill is amortized over 15 years. Accumulated goodwill amortization was $2,343,000, $875,000 and $105,000 at December 31, 1993, 1992 and 1991,
         respectively. Net goodwill of $6,740,000 for the Nuggets and OCV was included in the Investments line on the balance sheet for 1991 because these investments were accounted for using the equity method at that time.

         Franchise Rights and Other Assets

         Franchise rights were recorded in connection with the consolidation of the Nuggets in 1992 and are being amortized over 25 years. The amounts shown on the balance sheets are net of accumulated amortization of $2,955,000 and $990,000 at December 31, 1993 and 1992, respectively.

         The cash surrender values of life insurance policies (net of loans) totalling $40,849,000, $33,350,000 and $23,419,000 at
         December 31, 1993, 1992 and 1991, respectively, are included in Other Assets. Other Income (Expense) on the income statement includes the increases in the cash surrender values of these policies. Additionally, the corporation recorded income of $4,131,000 ($3,137,000 net of tax) from the death benefit proceeds of certain policies in 1993.

         Cash Flow Information

         The corporation considers highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

         Statement Presentation

         Certain prior period amounts have been reclassified to conform with the current year's presentation.

         New Accounting Pronouncements

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was issued in May 1993 and must be adopted by the corporation in 1994. This statement requires that certain investments in debt or equity securities be carried on the balance sheet at fair value. The effect of this statement is not material to the corporation as of December 31, 1993.

         SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued in November 1992 and must be adopted by the corporation in 1994. This statement requires that the estimated cost of benefits provided to former or inactive employees be accrued over the term of their active service as employees. Although the corporation has not completed its analysis, the effect of adopting this statement is not expected to be material.


2.       RECEIVABLES

         Receivables at each year-end are composed of:

         In thousands                         1993        1992        1991
         -----------------------------------------------------------------
         Billed Customer Receivables      $125,027    $118,336     $85,535

         Customer Receivables -
         Related Parties                     3,846       4,736       2,312

         Unbilled Customer Receivables      23,204      20,063      28,644
         Other                               3,304       2,612       1,611

         Total                             155,381     145,747     118,102
         Less Allowance for Doubtful
         Accounts                          (12,034)    (10,189)     (8,743)

         Total                            $143,347    $135,558    $109,359
                                          ========    ========    ========

         Unbilled receivables consist principally of revenues recorded on long-term contracts, which are billable and collectible within the next year.

         Related party customer receivables are primarily amounts due from INTELSAT and Inmarsat.

3.       PROPERTY AND EQUIPMENT

         Property and equipment include the corporation's shares of INTELSAT, Inmarsat and MARISAT property and equipment.

         In thousands                       1993         1992         1991
         -----------------------------------------------------------------
         Property and Equipment
         at Cost:

         Satellites                   $1,182,924   $1,116,953   $1,004,344
         Furniture, Fixtures
         and Equipment                   510,387      476,139      407,789
         Buildings and Improvements      107,040       80,526       86,879
         Land                              5,055        4,033        4,108
                                      ----------   ----------   ----------
         Total                         1,805,406    1,677,651    1,503,120

         Less Accumulated
         Depreciation                   (836,474)    (766,279)    (647,013)

         Net Property and Equipment
         In Service                      968,932      911,372      856,107

         Property and Equipment Under
         Construction:

         INTELSAT Satellites             222,223      218,455      221,729
         Inmarsat Satellites              66,962       47,284       49,869
         Other                            50,050       67,836       43,889
                                      ----------   ----------   ----------
         Total                        $1,308,167   $1,244,947   $1,171,594
                                      ==========   ==========   ==========

         Depreciation is calculated using the straight-line method over the estimated service life of each asset. The service life for satellites and furniture, fixtures and equipment is 3 to 15 years. The service life for buildings and improvements is 6 to 40 years.

         Costs of satellites which are lost at launch or that fail in orbit are carried, net of any insurance proceeds, in the property accounts. The remaining net amounts are depreciated over the estimated service life of a satellite of the same series.


4.       ACQUISITIONS AND INVESTMENTS

         Denver Nuggets Limited Partnership

         In November 1989, the corporation acquired a 62.5% interest in a limited partnership which acquired the Denver Nuggets, a franchise of the National Basketball Association. In 1991, the corporation acquired an additional interest, bringing its ownership to 65.3% as of December 31, 1991. In 1992, the corporation acquired the remaining interests in the partnership. The total cost of this investment was $71,500,000 including liabilities assumed of $33,900,000.

         The partnership's assets, liabilities, revenues and expenses have been consolidated with the corporation's financial statements since July 1, 1992. Prior to this date, the corporation was the majority owner in the partnership, but was not its managing general partner. Accordingly, the financial results of the partnership in prior periods were accounted for using the equity method.

         The corporation's shares of the partnership's losses accounted for under the equity method were $6,603,000 in 1991 and $2,857,000 for the first six months of 1992. Had the financial results been consolidated throughout 1992 or 1991, the effect on the corporation's financial statements would not have been material.

         On Command Video

         In 1991, the corporation acquired a 47% interest in On Command Video Corporation (OCV), a California-based company that developed and markets a proprietary video entertainment system to hotels. The corporation purchased additional shares of OCV stock throughout 1992 and 1993. OCV's financial statements have been consolidated since the third quarter of 1992, when the corporation's ownership increased to 50.4%. The corporation's ownership share was 65.7% at December 31, 1992 and 73.5% at December 31, 1993. Had the financial results been consolidated throughout 1992 or 1991, the effect on the corporation's financial statements would
         not have been material.   The total cost of the corporation's
         investment in OCV was $77,282,000 as of December 31, 1993.

         Rock Spring II Limited Partnership

         The corporation entered into a limited partnership to build and lease a new headquarters facility. The corporation holds a 50% interest in the partnership, primarily as a limited partner. The managing general partner, a regional real estate investment company, owns the remaining 50% interest in the partnership. An affiliate of the managing general partner owns the building site and has leased this site to the partnership.

         The corporation relocated its headquarters operations to the new building during the second quarter of 1993. The corporation has entered into a 15-year lease with the partnership for the building starting April 1993 (see Note 6).

         The partnership borrowed $27,000,000 in the form of a 26-year mortgage at a fixed interest rate of 9.45% to cover construction costs. As of December 31, 1993, the corporation has guaranteed repayment of this loan. The corporation's guarantee will be reduced to $2,700,000 after satisfaction of certain contractual requirements which are expected to be completed in 1994. Subsequently, the corporation's guarantee will be reduced as the principal balance is paid down and completely eliminated once the outstanding loan balance is less than $24,300,000.


5.       DEBT

         The corporation, as regulated by the Federal Communications Commission (FCC), is allowed to undertake long-term borrowings of up to 45% of its total capital (long-term debt plus equity) and $200,000,000 in short-term borrowings.

         Commercial Paper

         The corporation has a $125,000,000 commercial paper program. Throughout 1993, 1992 and 1991, the corporation issued short-term commercial paper with repayment terms of 90 days or less. The corporation had $43,233,000 and $47,795,000 in borrowings outstanding at December 31, 1993 and December 31, 1992, respectively. There were no short-term borrowings outstanding at December 31, 1991.

         Credit Facilities

         The corporation has a $200,000,000 revolving credit agreement which will expire in December 1998. There have been no borrowings under this agreement.

         Long-Term Debt

         Long-term debt at each year-end consists of:

         In thousands                      1993          1992         1991
         -----------------------------------------------------------------
         8.125% Notes Due 2004         $160,000      $160,000     $      -

         8.95% Notes Due 2001            75,000        75,000       75,000

         7.375% INTELSAT Eurobonds
         Due 2002                        41,793        43,685            -

         6.75% INTELSAT Eurobonds
         Due 2000                        31,344             -            -

         9.55% Notes Due 1994                 -       100,000      100,000

         7.75% Debentures                     -             -      110,000

         Inmarsat Financing Obligations  94,959       102,346       91,193

         Other, net of discounts on
         notes payable                     (694)        5,352        6,571
                                       --------      --------     --------
         Total                         $402,402      $486,383     $382,764
                                       ========      ========     ========

         The corporation redeemed its 11.625% debentures ($92,935,000) in March 1992, using cash on hand and commercial paper proceeds. In April 1992, the corporation issued $160,000,000 of 8.125% debentures due April 1, 2004. The corporation used $110,000,000 of the proceeds to redeem its 7.75% convertible subordinated debentures in April 1992. The balance of the proceeds was used to repay outstanding commercial paper borrowings.

         In August 1992, INTELSAT issued $200,000,000 of 7.375% Eurobonds. Interest is payable annually in August, and the bonds are due August 6, 2002. The corporation received its share of the proceeds and recorded long-term debt totalling $43,685,000.

         In January 1993, INTELSAT issued $150,000,000 of 6.75% Eurobonds. Interest is payable annually in January, and the notes are due January 19, 2000. The corporation received its share of the proceeds and recorded long-term debt. The corporation's share of this debt at December 31, 1993 was $31,344,000. The corporation prepaid $30,000,000 of its 9.55% notes with the proceeds. The remaining $70,000,000 balance of the 9.55% notes is due in April 1994 and has been classified as a current liability on the December 31, 1993 balance sheet.

         The principal amount of debt (excluding the Inmarsat lease financing obligation) maturing over the next five years is $71,204,000 in 1994, $817,000 in 1995, $208,000 in 1996 and
         none in 1997 or 1998.

         Inmarsat Lease Financing Obligations

         Inmarsat borrowed 140,400,000 pounds sterling under a capital lease agreement to finance the construction of second-generation Inmarsat satellites. Inmarsat also entered into another capital lease arrangement to finance the construction costs of its third-generation satellites. As of December 31, 1993, 65,500,000 pounds sterling of the 197,000,000 pounds sterling available for this purpose has been borrowed. The corporation's share of these lease obligations is included in long-term debt. Inmarsat has hedged its obligations through various foreign exchange transactions to minimize the effect of fluctuating interest and exchange rates (see Note 14).

         The corporation's share of the payments under these lease obligations for each of the next five years from 1994 through 1998 is $9,166,000, $11,486,000, $12,490,000,
         $13,637,000 and $14,895,000 and $87,451,000 thereafter.
         These payments include interest totalling $50,466,000 and current maturities of $3,700,000.


6.       COMMITMENTS AND CONTINGENCIES

         Property and Equipment

         As of December 31, 1993, the corporation had commitments to acquire property and equipment totalling $379,649,000. Of this total, $353,371,000 is payable over the next three years. These commitments are related principally to the purchase of INTELSAT and Inmarsat satellites.

         Employment and Consulting Agreements

         The Nuggets have employment and consulting agreements with certain officers, coaches and players. Virtually all of these agreements provide for guaranteed payments. Other contracts provide for payments contingent upon the fulfillment of certain terms and conditions. Amounts required to be paid under such agreements total $17,682,000 in 1994, $17,906,000 in 1995, $18,243,000 in 1996,
         $14,158,000 in 1997, $10,484,000 in 1998 and $4,536,000
         thereafter.

         Leases

         As discussed in Note 4, the corporation has a 15-year lease which started April 1993 on its new headquarters building in Bethesda, Maryland, and the corporation has a ten-year lease ending in 1996 on its former headquarters building in Washington, D.C. The corporation also has leases of other property and equipment. Annual rent expense was $6,600,000 in 1993, $3,000,000 in 1992 and $2,900,000 in 1991. These
         amounts are net of the $3,921,000 annual amortization of the deferred gain from the sale and leaseback of the Washington, D.C. building in 1986. Annual rental income from noncancelable subleases totals approximately $3,800,000.

         The corporation's payments under all operating leases for 1994 through 1998 are $12,747,000, $12,418,000, $11,877,000,
         $5,186,000, $5,259,000 and thereafter, $45,697,000.

         Environmental Issue

         The corporation is engaged in a program to monitor a toxic solvent spill of limited scope that occurred in 1986 at the site of its former manufacturing subsidiary in California. The corporation believes that it has complied with remediation requirements. Management believes that the corporation has sufficient accruals to cover the monitoring costs.


7.       REGULATORY ENVIRONMENT AND LITIGATION

         Regulatory Environment

         Under the Communications Act of 1934 and the Satellite Act, the corporation is subject to regulation by the FCC with respect to communications services provided through the INTELSAT and Inmarsat systems and the rates charged for those services.

         In 1993, the FCC initiated an audit of the corporation's role as the United States signatory to Inmarsat and as a provider of international mobile satellite services. In the opinion of management, the ultimate outcome of the audit will not have a material effect on the accompanying financial statements.

         Until 1985, the corporation was, with minor exceptions, the sole United States provider of international satellite communications services using the INTELSAT system. Since then, the FCC has authorized several international satellite systems separate from INTELSAT. These U.S. separate systems currently compete against the corporation for voice, video and data traffic. In 1993, the FCC substantially eliminated prior restrictions on the ability of separate systems to offer public switched telephony services, thereby potentially increasing competition to the corporation in the voice market. The United States government has established a goal to eliminate all restrictions on competitive systems by 1997.

         Litigation

         In 1989, Pan American Satellite (PanAmSat) filed an antitrust suit against the corporation alleging interference with PanAmSat's efforts to compete in the international satellite communications market and seeking trebled damages of approximately $1.5 billion. In 1991, a United States Court of Appeals ruled that the corporation is immune from antitrust suits in its role as a signatory to INTELSAT. In February 1992, the United States Supreme Court denied PanAmSat's request for a review of the lower court's decision. An amended complaint was filed alleging that the corporation violated antitrust laws in its business activities purportedly outside of its role as a signatory to INTELSAT. In March 1993, a Federal district court denied the corporation's motion to dismiss the amended complaint and allowed PanAmSat to proceed with discovery. A U.S. magistrate has extended the discovery process from November 1993 to June 1994. In February 1994, PanAmSat submitted a report estimating its alleged damages (before trebling) at a 1994 present value of $227,436,000. Also in February 1994, PanAmSat filed a motion with the district court for acceptance of a third amended and supplemental complaint that would add 15 new defendants to the suit, primarily as alleged co-conspirators with the corporation. Generally, the 15 proposed defendants are international telecommunications companies or telecommunications entities owned by foreign governments. The corporation has opposed the motion which is pending before the court. In the opinion of management, the complaint against the corporation is without merit, and the ultimate disposition of this matter will not have a material effect on the corporation's financial statements.

         The corporation is defending an intellectual property infringement suit brought by Spectradyne, Inc. against its COMSAT Video Enterprises, Inc. and On Command Video Corporation subsidiaries. The initial patent claims were
         dismissed.   However, Spectradyne amended its complaint to
         substitute new patent infringement claims along with claims that the corporation's subsidiaries induced unnamed third parties to infringe a copyrighted software interface. Subsequently, Spectradyne further amended its complaint by substituting direct copyright infringement claims for the inducement to infringe claims. Spectradyne is seeking damages in an unspecified amount and injunctive relief. The corporation believes that these claims are without merit and that the ultimate disposition of this matter will not have a material effect on the corporation's financial statements.


8.       STOCKHOLDERS' EQUITY

         Effective June 1, 1993, the corporation's Articles of Incorporation were amended to increase the number of authorized shares of the corporation's common stock from 40,000,000 shares to 100,000,000 shares and to split each share of common stock outstanding on June 1, 1993 into two shares of common stock. Earnings per share and share amounts for all prior periods have been restated to reflect this stock split. The corporation's Articles of Incorporation were also amended to increase the number of authorized shares of the corporation's preferred stock from 1,000 shares to 5,000,000 shares and to permit preferred stock to be convertible into any other class of stock. No preferred stock is currently outstanding.

9.       INCENTIVE STOCK PLANS

         The corporation has stock plans for officers, directors and employees. These plans provide for the issuance of restricted stock awards, stock appreciation rights, restricted stock units and stock options. Under the current plans, grants for up to 5,550,000 shares may be made. As of December 31, 1993, 5,589,000 shares of the corporation's authorized common stock were reserved for these plans. As of December 31, 1993, no stock appreciation rights were outstanding.

         Restricted Stock Awards

         Restricted stock awards are shares of stock that are subject to restrictions on their sale or transfer. These restrictions are lifted over six years. During 1993, 1992 and 1991, respectively, 348,000, 68,000 and 134,000 restricted stock awards were granted, net of awards forfeited.

         Restricted Stock Units

         Restricted stock units entitle the holder to receive a combination of stock and cash equal to the market price of common stock for each unit, when vested. These units vest over three years. During 1993, 1992 and 1991, respectively, 49,000, 42,000 and 56,000 restricted stock units were granted. At December 31, 1993, 124,000 partially vested restricted stock units were outstanding.

         Stock Options

         Under the current plans, the exercise price for stock options may not be less than 50% of the fair market value of the stock when granted. Options vest over three years and expire after 15 years. Stock option activity was as follows:

         In thousands,                   Number of        Option Price
         except per share amounts         Shares      Per Share      Total
         -----------------------------------------------------------------
         Balance at January 1, 1991         2,035   $ 8.89-19.22   $28,789
          Options Granted                     310     5.97- 8.70     1,872
          Options Exercised                  (140)    8.89-16.97    (1,830)
          Options Cancelled                  (187)    5.97-18.42    (2,630)
                                            -----   ------------   -------
         Balance at December 31, 1991       2,018     5.97-19.22    26,201
          Options Granted                     388     9.72-10.66     3,819
          Options Exercised                (1,021)    5.97-19.22   (14,458)
          Options Cancelled                   (22)  $ 5.97-13.94      (178)
                                            -----   ------------   -------
         Balance at December 31, 1992       1,363     5.97-18.42    15,384
          Options Granted                   1,180    25.41-30.31    31,110
          Options Exercised                  (408)    5.97-18.42    (4,819)
          Options Cancelled                   (18)    5.97-27.03      (230)
                                            -----   ------------   -------
         Balance at December 31, 1993       2,117     5.97-30.31   $41,445

         Options Exercisable at
         December 31, 1993                    629   $ 5.97-18.22    $7,757

         The corporation is recognizing an expense over three years equal to the exercise price of the 1991 and 1992 options, since they were granted at 50% of the market price. The exercise price for options awarded in 1993 is equal to the fair market value on the grant date.

         Employee Stock Purchase Plan

         Employees may purchase stock at a discount through the corporation's Employee Stock Purchase Plan. The purchase price of the shares is the lower of 85% of the fair market value of the stock on the offering date, or 85% of the fair market value of the stock on the last business day of each month throughout the following year. The offering date for 1994 purchases was November 19, 1993, when 85% of the fair market value was $25.87.

         A total of 2,426,000 shares of the corporation's unissued common stock has been reserved for this plan.


10.      PENSION AND OTHER BENEFIT PLANS

         The corporation has a non-contributory, defined benefit pension plan which covers substantially all of its employees. Pension benefits are based on years of service and compensation prior to retirement. The corporation's funding policy is to make the contributions when required by law.

         The net pension expense for each year includes the following components:

         In thousands                     1993        1992         1991
         --------------------------------------------------------------
         Service Cost for Benefits
         Earned During the Year         $ 3,087     $ 3,583      $ 3,249

         Interest Cost on Projected
         Benefit Obligation               7,044       6,556        5,723

         Actual Return on Pension
         Plan Assets (Gain)             (13,010)     (5,197)     (16,534)

         Net Amortization and
         Deferral                         5,427      (2,697)       9,210
                                        -------     -------      -------
         Net Pension Expense            $ 2,548     $ 2,245      $ 1,648
                                        =======     =======      =======

         In September 1992, the corporation offered an early retirement program to certain employees in connection with its restructuring of certain operations (see Note 12). This program provided enhanced retirement benefits and an option for a lump sum payment of all benefits. The additional pension expense for this program was $6,582,000 and is included in the provision for restructuring in the accompanying income statement.

         The following table shows the pension plan's obligations and assets as well as the amount recognized in the corporation's balance sheets at each year end.


         In thousands                         1993        1992        1991
         -----------------------------------------------------------------
         Actuarial Present Value of
         Benefit Obligations:

         Accumulated Benefit Obligation,
         including vested benefits of
         $88,271 in 1993, $80,774 in
         1992 and $60,961 in 1991         $ 90,981     $83,026     $63,937
                                          ========     =======     =======

         Projected Benefit Obligation
         for Service Rendered to Date     $109,543     $99,198     $80,268

         Pension Plan Assets at Fair
         Value, primarily equity
         securities, corporate and
         U.S. Government bonds
         and short-term investments         99,070      94,877      92,051
                                          --------     -------     -------

         Pension Plan Assets in Excess of
         (Less than) Projected Benefit
         Obligation                        (10,473)     (4,321)     11,783

         Unrecognized Net Loss (Gain)        12,116      3,248      (2,185)

         Unrecognized Transition Asset at
         January 1, 1986 being amortized
         over 11 years                       (6,026)    (7,884)     (9,200)
                                          ---------    -------     -------

         Net Pension Asset (Liability)    $  (4,383)  $ (8,957)   $    398
                                          =========   ========    ========

         Assumed Discount Rate                    7%         8%          8%

         Assumed Rate of Compensation
         Increase                                 5%         6%          6%

         Expected Rate of Return on
         Pension Plan Assets                      9%         9%          9%


         The corporation made a $4,100,000 cash contribution to the plan in 1993. No contributions were required in 1992 and 1991.

         Supplemental Executive Retirement Plan

         The corporation has an unfunded supplemental pension plan for executives. The expense for this plan was $2,058,000, $1,917,000 and $4,243,000 for 1993, 1992 and 1991,
         respectively.

         As of December 31, 1993, the corporation recorded an additional minimum liability of $5,740,000 for this plan. This amount is the excess of the accumulated benefit obligation over the previously recorded plan liability. The corporation also recorded an intangible asset of $2,128,000 which represents the unrecognized transition obligation and a charge of stockholders equity of $2,301,000, net of tax.

         The corporation's accrued liabilities for this plan were $15,679,000, $10,661,000 and $9,814,000 at December 31,
         1993, 1992 and 1991, respectively. As of December 31, 1993, the accumulated benefit obligation was approximately $15,679,000, and the projected benefit obligation was approximately $16,449,000, assuming a discount rate of 7% and future salary increases of 5%.

         401(k) Plan

         The corporation has a 401(k) plan for qualifying employees. A portion of employee contributions is matched by the corporation. The corporation's matching contributions for the years ended December 31, 1993, 1992 and 1991 were $3,237,000, $2,860,000 and $2,585,000, respectively.

         Postretirement Benefits

         The corporation provides health and life insurance benefits to employees and retirees. Effective January 1, 1991, the corporation adopted the provisions of SFAS No. 106, which requires that the expected cost of these benefits be recognized during the years in which employees render service. Prior to 1991, the cost of such benefits was expensed as paid by the corporation. The corporation recognized the full obligation attributable to the cost of prior years' service in 1991. The cumulative effect to January 1, 1991 was $40,314,000, less taxes of $13,707,000, and is shown separately in the 1991 income statement.

         The net postretirement benefit expense for each year included the following components:


         In thousands                      1993         1992         1991
         ----------------------------------------------------------------
         Service Cost for Benefits
         Earned During the Year          $1,898       $2,157       $1,433

         Interest Cost on
         Accumulated Postretirement
         Benefit Obligation               3,518        3,762        2,947

         Net Amortization and Deferral     (321)         232            -
                                         ------       ------       ------
         Net Postretirement Benefit
         Expense                         $5,095       $6,151       $4,380
                                         ======       ======       ======

         The early retirement program discussed earlier in this note resulted in an additional postretirement benefit expense of $2,107,000 in 1992.

         The following table shows the plan's obligations as well as the liability recognized in the corporation's balance sheet at each year end.

         In thousands                    1993         1992         1991
         --------------------------------------------------------------
         Accumulated Postretirement
         Benefit Obligation:

         Retirees                     $25,258      $22,665      $21,245

         Fully Eligible Active
         Participants                   3,826       13,106        3,829

         Other Active Participants     14,846       18,368       15,558
                                      -------      -------      -------
                                       43,930       54,139       40,632

         Unrecognized Gain from Plan
         Changes                       12,873            -            -

         Unrecognized Net Loss         (6,789)      (7,086)        (286)

         Net Postretirement Benefit
         Liability                    $50,014      $47,053      $40,346

         Assumed Discount Rate              7%           8%           8%

         Assumed Rate of Compensation
         Increase                           5%           6%           6%

         In 1993, the corporation made several modifications to its postretirement benefits program including higher participant premium payments, higher deductibles and out-of-pocket maximums and reduced benefits for certain participants. Additionally, the corporation implemented a managed health care program to better control costs. These changes, which are effective January 1, 1994, resulted in a reduction in the accumulated postretirement benefit obligation and an unrecognized gain of $12,873,000 as of December 31, 1993.

         An 11% increase in health care costs was assumed for 1993 with the rate decreasing 0.5% each year to an ultimate rate of 6%. Increasing the assumed trend rate by 1% each year would have increased the accumulated postretirement benefit obligation as of December 31, 1993 by $6,115,000 and the benefit expense for 1993 by $900,000.


11.      INCOME TAXES

         The corporation adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. This accounting statement changed the method for the recognition and measurement of deferred tax assets and liabilities. The cumulative effect of adopting SFAS No. 109 on the corporation's financial statements was to increase income by $1,238,000 ($.03 per share) and was recorded in the first quarter of 1993. Prior year financial statements have not been restated.

         The components of income tax expense for each year are:

         In thousands                 1993          1992          1991
         -------------------------------------------------------------
         Federal:
         Current                   $26,793       $21,028       $13,863
         Deferred                   21,221         3,680         6,154
         Investment Tax Credits     (3,627)       (3,943)       (3,968)
         State and Local             6,054         3,074         1,893
                                   -------       -------       -------
         Total                     $50,441       $23,839       $17,942

         The difference between tax expense computed at the statutory Federal tax rate and the corporation's effective tax rate is:

         In thousands                 1993          1992          1991
         -------------------------------------------------------------
         Federal Income Taxes
         Computed at the Statutory
         Rate                      $43,570       $22,699       $21,338

         Reduction Under Gross
         Change Tax Method               -        (2,694)       (3,964)

         Investment Tax Credits     (3,627)       (3,943)       (3,968)

         Dispositions of Assets          -         2,913         1,925

         State Income Taxes -
         net of Federal income
         tax benefit                 3,935         2,126         1,348

         Rate Increase on Prior
         Year Deferred Taxes         2,977             -             -

         Goodwill                      531           589           225

         Other                       3,055         2,149         1,038
                                   -------       -------       -------

         Income Tax Expense        $50,441       $23,839       $17,942
                                   =======       =======       =======

         SFAS No. 109 requires that deferred tax liabilities and assets be adjusted for the effect of a change in tax laws or rates. Accordingly, the corporation recorded a charge to income tax expense of $2,977,000 in the third quarter of 1993 to adjust prior years' deferred tax assets and liabilities for an increase in the Federal income tax rate from 34% to 35%.

         The net current and net non-current components of deferred tax accounts as shown on the balance sheet at December 31, 1993 are:


         In thousands                                     1993
         -----------------------------------------------------
         Current Deferred Tax Asset                   $  8,769
         Non-current Deferred Tax Liability            (79,990)
                                                      --------
         Net Liability                                $(71,221)
                                                      ========

         The deferred tax assets and liabilities at December 31, 1993 are:

         In thousands                                     1993
         -----------------------------------------------------
         Assets
         Postretirement Benefits                      $ 20,902
         Accrued Expenses                               31,937
         ITC Carryforward                               13,115
         Alternative Minimum Tax Credit                 32,368
         Contract Revenue                                7,135
         Other                                           2,381
                                                      --------
         Total Deferred Tax Assets                     107,838
                                                      --------
         Liabilities
         Property and Equipment                       (177,928)
         Other                                          (1,131)
                                                      --------
         Total Deferred Tax Liabilities               (179,059)
                                                      --------
         Net Liability                               $ (71,221)

         The corporation s investment tax credit carryforwards expire in years 2002 through 2007.

         The Internal Revenue Service (IRS) is currently examining Federal income tax returns for 1990 and 1991 and has completed examinations of the Federal income tax returns of the corporation through 1989. The corporation has also amended its returns and filed claims for refunds for 1979 through 1987. The IRS has denied these claims. The corporation is contesting this denial by the IRS and other adjustments proposed by the IRS on the 1980 through 1987 income tax returns. In the opinion of the corporation, adequate provision has been made for income taxes for all periods through 1993.

12.      PROVISION FOR RESTRUCTURING

         In September 1992, the corporation recorded a $38,961,000 charge for restructuring costs. At that time, the corporation announced its plans to realign business activities, downsize certain functions, and reposition
         COMSAT Video Enterprises, Inc. to capitalize on the growing market for on-demand entertainment. The restructuring costs relate to headcount reductions throughout the corporation and the elimination of the former COMSAT Systems Division and the consolidation of its operations with those of COMSAT Laboratories into a new division, COMSAT Technology
         Services, as well as the transfer of television distribution services from COMSAT Systems Division to CVE. This charge consists of $12,644,000 for early retirement and reduction in force costs related to the reorganization, and $26,317,000 for equipment, property and other items.


13.      BUSINESS SEGMENT INFORMATION

         The corporation reports operating results and financial data in four business segments: International Communications, Mobile Communications, Video Enterprises and Technology Services. The International Communications segment consists of activities undertaken by the corporation in its COMSAT World Systems business, including INTELSAT services. This segment also includes the activities of the corporation's international ventures, which are accounted for as consolidated subsidiaries. The Mobile Communications segment consists of activities undertaken by the corporation in its COMSAT Mobile Communications (CMC) business, including Inmarsat services. The Video Enterprises segment includes entertainment services provided to the hospitality industry as well as video distribution services to television networks. The Technology Services segment includes voice and data communications networks and products, systems integration services, and applied research and technology services. The financial results of the Denver Nuggets Limited Partnership are included in Other Corporate activities.

         The corporation has redefined its reporting segments. Prior to 1993, CMC was included in the International Communications segment. In the first quarter of 1993, the operations of the corporation's earth stations in Connecticut and California were transferred from the Technology Services segment to the Mobile Communications segment. As discussed in Note 12, business activities within the Technology Services and Video Enterprises segments were realigned in 1992. The financial results presented below for prior periods have been restated consistent with these changes.

         In thousands                         1993        1992        1991
         -----------------------------------------------------------------
         Revenues:
         International Communications   $  249,935  $  253,308  $  245,390
         Mobile Communications             190,040     158,031     127,767
         Video Enterprises                  95,805      78,393      82,163
         Technology Services (1)            88,266      81,021      93,062
         Eliminations and Other Corp        16,344      (7,138)    (25,532)
                                        ----------  ----------  ----------
         Total                          $  640,390  $  563,615  $  522,850
                                        ==========  ==========  ==========

         Operating Income (Loss) (2):
         International Communications   $   88,956  $   89,164  $   92,059
         Mobile Communications              48,096      33,936      39,992
         Video Enterprises                  10,475      (8,191)      2,969
         Technology Services                   735     (13,301)        199
         Other Corporate                   (10,164)    (13,103)     (7,746)
                                        ----------  ----------  ----------
         Net                            $  138,098  $   88,505  $  127,473
                                        ==========  ==========  ==========

         Identifiable Assets as of
         December 31:
         International Communications   $  826,574  $  803,113  $  765,384
         Mobile Communications             403,615     396,734     320,248
         Video Enterprises (3)             186,731     121,504     120,338
         Technology Services                45,915      49,074      61,758
         Corporate and Other Assets        189,680     172,418     101,818
                                        ----------  ----------  ----------
         Total                          $1,652,515  $1,542,843  $1,369,546
                                        ==========  ==========  ==========

         Property and Equipment Additions:
         International Communications   $  116,652  $  120,833  $  173,859
         Mobile Communications              50,586      83,099      90,085
         Video Enterprises                  64,093      17,700       8,814
         Technology Services                 3,157       9,635       7,111
         Corporate and Other Assets          4,067       1,404       2,332
                                        ----------  ----------  ----------
         Total                          $  238,555  $  232,671  $  282,201
                                        ==========  ==========  ==========

         Depreciation and Amortization:
         International Communications   $   73,636  $   70,967  $   64,203
         Mobile Communications              32,772      27,304      17,405
         Video Enterprises                  21,905      17,578      16,684
         Technology Services                 4,164       7,108       9,225
         Corporate and Other Assets          5,882       4,380       2,743
                                        ----------  ----------  ----------
         Total                          $  138,359  $  127,337  $  110,260
                                        ==========  ==========  ==========

         (1) Technology Services segment revenues include intersegment sales totalling $10,132,000 in 1993, $19,500,000 in 1992 and $29,780,000 in 1991.

         (2) Operating results for 1992 are net of the $38,961,000 provision for restructuring (see Note 12). The amounts recorded in each segment were International Communications - $6,955,000; Mobile Communications - $3,332,000; Video Enterprises - $14,146,000; Technology Services - $10,240,000; and Other Corporate - $4,288,000.

         (3) The identifiable assets of the Video Enterprises segment include the corporation's equity investment in On Command Video Corporation totalling $13,655,000 at
                  December 31, 1991.

         Related Party Transactions and Significant Customers

         The corporation provides support services to INTELSAT and support services and satellite capacity to Inmarsat. The revenues from these services were $23,190,000 in 1993, $21,477,000 in 1992 and $24,000,000 in 1991. These revenues were recorded primarily in the International Communications and Technology Services segments.

         A significant amount of the corporation's revenues were received from AT&T. These revenues totalled $117,036,000 in 1993, $134,293,000 in 1992 and $148,525,000 in 1991.
         Substantially all of these revenues were generated by the International Communications and Mobile Communications segments.


14.      FINANCIAL INSTRUMENTS AND OFF BALANCE SHEET RISKS

         SFAS No. 107, which became effective in 1992, requires disclosures about the fair value of financial instruments. In these disclosures, fair values are estimates and do not necessarily represent the amounts that would be received or paid in an actual sale or settlement of the financial instruments.

         At December 31, 1993, the corporation was contingently liable to banks for $8,533,000 for outstanding letters of credit securing performance of certain contracts. As discussed in Note 4, the corporation has guaranteed repayment of the construction loan related to its headquarters building. The corporation has other financial guarantees totalling approximately $3,000,000 as of December 31, 1993. The estimated fair value of these instruments is not significant.

         Inmarsat has entered into foreign currency contracts designed to minimize exposure to exchange rate fluctuations on foreign currency transactions. At December 31, 1993, Inmarsat had several contracts maturing in 1994 to purchase 12,500,000 pounds sterling for a total of $18,392,000. The corporation's share of the estimated fair value of these contracts, as determined by a bank, is an unrealized gain of approximately $13,000 at December 31, 1993.

         Inmarsat has entered into interest rate and foreign currency swap arrangements to minimize the exposure to interest rate and foreign currency exchange fluctuations related to its satellite financing obligations. Inmarsat borrowed and is obligated to repay pounds sterling. The pounds sterling borrowed were swapped for U.S. dollars with an agreement to exchange the dollars for pounds sterling in order to meet the future lease payments. Inmarsat pays interest on the dollars at an average fixed rate of 9.00% and it receives variable interest on the sterling amounts based on short-term LIBOR rates. The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements. The currency swap arrangements have been designated as hedges and any gains or losses are included in the measurement of the debt. The effect of these swaps is to change the sterling lease obligation into fixed interest rate dollar debt. As of December 31, 1993, Inmarsat had $352,327,000 of swaps to be exchanged for 211,400,000 pounds sterling at various dates through 2005. Inmarsat is exposed to loss if one or more of the counterparties defaults. However, Inmarsat does not anticipate non-performance by the counterparties as they are major financial institutions. The corporation's share of the estimated fair value of these swaps is an unrealized loss of $18,500,000 at December 31, 1993. The fair value was estimated by computing the present value of the dollar obligations using current rates available for issuance of debt with similar terms, and the current value of the sterling at year-end exchange rates.

         The fair value of long-term debt (excluding capitalized leases) was estimated by computing present values of the related cash flows using risk adjustments to Treasury rates obtained from investment bankers.

                                          December 31, 1993
                                       ------------------------
         In thousands                  Book Amount   Fair Value
         ------------------------------------------------------
         8.125% Notes                   $160,000      $178,061
         8.95% Notes                      75,000        86,534
         7.375% INTELSAT Eurobonds        41,793        45,046
         6.75% INTELSAT Eurobonds         31,344        32,906

         The fair values of the corporation's other financial instruments are approximately equal to their carrying values.


15.      SUBSEQUENT EVENTS

         Merger Agreement: In January 1994, the corporation entered into a definitive merger agreement for the acquisition of Radiation Systems, Inc. (RSi), based in Sterling, Virginia. RSi designs, manufactures and integrates satellite earth stations, advanced antennas and other turnkey systems for telecommunications, radar, air traffic control and military uses. Following the merger, the corporation expects to combine its existing systems integration business, COMSAT Technology Services, with RSi.

         Under the merger agreement, RSi will be merged into a wholly owned subsidiary of the corporation, and each share of RSi's common stock will be exchanged for $18.25 in the corporation's common stock, based on the average closing price of the corporation's stock during the 20 trading days ending five trading days before the closing of the transaction. However, in no event will a share of RSi common stock be exchanged for less than 0.638 or more than
         0.780 shares of the corporation's common stock. RSi has approximately eight million shares outstanding. During 1993, the corporation purchased 404,500 shares of RSi on the open market for $5,098,000. The corporation's ownership represented 4.9% of RSi stock with a market value of $6,042,000 at December 31, 1993.

         The merger is subject to the approval of RSi's shareholders, receipt of all required government approvals and compliance with other customary conditions. RSi shareholders are expected to vote on the merger during the second quarter of 1994. It is a condition of the merger that it be treated as a pooling of interests for accounting purposes. The merger is expected to be completed in 1994.

         In February 1994, two shareholder class-action lawsuits were filed in Nevada state court challenging the merger. Plaintiffs in the lawsuits allege, among other things, that the proposed merger consideration is unfair and inadequate. The lawsuits seek, among other things, to enjoin the merger and, in the event the merger is consummated, to recover damages. Management believes that the lawsuits are without merit and that the ultimate disposition of these matters will not have a material effect on the merger or on the corporation's financial statements.

         Debt: INTELSAT intends to issue $200 million of bonds in the first quarter of 1994. INTELSAT will use the proceeds to repay its short-term borrowings. The corporation will record its share of the borrowings as long-term debt of approximately $42 million when the bonds are issued.

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